                                                                   EXHIBIT 10(u)


October 25, 1995


Mr. Rodolfo E. Prieto
53 Quail Ridge Road
Quail Ridge Estates
Henderson, Nevada 89014

Dear Rudy:

This letter will serve to confirm our understanding and agreement pursuant to which Trump Taj Mahal Associates ("TTMA") has agreed to employ you, and you have agreed to be employed by TTMA commencing December 1, 1995 and expiring November 30, 1998 ("Expiration Date"), unless terminated earlier by TTMA pursuant to Paragraph 12 hereof:

  1. You shall be employed by TTMA in the capacity of Executive Vice President, Operations, upon approval of that position by the New Jersey Casino Control Commission (the "Commission"), or such other position as determined solely by TTMA to perform such duties as are commonly attendant upon such office and such further duties as may be specified, from time to time, by TTMA.

  2. During the term of this Agreement, you shall be paid an annual base salary at the rate of Two Hundred Seventy-Five Thousand ($275,000.00) Dollars per annum, payable periodically in accordance with TTMA's regular payroll practices.

  3. On the first anniversary of your employment with TTMA and on all subsequent anniversary dates, your annual salary will be reviewed in accordance with TTMA's regular policies therefor. Any increase of your annual salary shall be in TTMA's sole and absolute discretion.

  4. You shall be afforded coverage under TTMA's employee insurance programs in such form and at such levels as TTMA, in its sole discretion, may hereafter elect to provide for similarly situated executives.

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Mr. Rudy Prieto
Page 2
October 25, 1995



  5. A. You shall be entitled to participate in TTMA's executive benefit programs in such form and at such levels as TTMA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

      B. You shall, in addition to monetary compensation, receive a car allowance of Seven Hundred Fifty ($750.00) Dollars per month or, in the alternative, use of a company-owned or leased car.

      C. You shall also have executive comping privileges at such levels, if any, as TTMA in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

  6. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to TTMA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TTMA's prior written consent. You will promptly communicate to TTMA, in writing when requested, all marketing strategies, technical designs and concepts, and other ideas pertaining to TTMA's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by TTMA. You acknowledge that all of those ideas will be TTMA's exclusive property. You agree to sign any documents which TTMA deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with TTMA in order to allow TTMA to take full advantage of those ideas.

  7. You acknowledge that you have access to information which is proprietary and confidential to TTMA. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies.
      You acknowledge and understand that this information must be maintained in strict confidence in order for TTMA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TTMA's premises. Upon termination of your employment, you will immediately return to TTMA all correspondence files, business card files, customer and prospect lists, price books, technical

Mr. Rudy Prieto
Page 3
October 25, 1995



      data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

  8. In the event this Agreement is terminated by you for any reason or by the Company for Cause as defined in Paragraph 12, you agree that for a period of one (1) year after termination of your employment, you will not accept employment with or on behalf of any Atlantic City casino hotel nor solicit or contact, directly or through any other Atlantic City casino or any company affiliated with an Atlantic City casino, any customers whom you have developed or continued to develop during your tenure with TTMA. This restriction shall not apply if Company terminates this Agreement without Cause.

  9. You represent to TTMA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

 10. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TTMA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

 11. You hereby represent that you presently hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

 12. You hereby understand and acknowledge that TTMA may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall commit an act constituting "Cause", which is defined to mean the following: a breach by you of any of the provisions of this Agreement or any employee conduct rules; an act of dishonesty; the deliberate and intentional refusal by you to perform your duties hereunder or your failure, as determined solely by TTMA, to properly perform and execute your duties hereunder, any act which in TTMA's sole opinion would adversely reflect upon TTMA or impair your ability to effectively perform your duties hereunder, alcohol or drug abuse; your disability, which is defined to be any condition prohibiting you from performing your duties hereunder for a period in excess of thirty (30) days, or your death.
      In the event of a termination pursuant to this paragraph, TTMA shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

 13.  INTENTIONALLY BLANK

Mr. Rudy Prieto
Page 4
October 25, 1995



 14. A. TTMA shall reimburse you for reasonable moving expenses incurred in connection with moving from Nevada to New Jersey.


      B. In the event TTMA terminates this Agreement without cause, TTMA shall reimburse you for reasonable moving expenses incurred in moving back to Nevada which shall not exceed the amount which TTMA paid to you in reimbursement for moving expenses from Nevada to New Jersey as referred to in subparagraph 14A above.

      C. In the event you terminate this Agreement, you shall not be entitled to the moving expenses referred to in subparagraph 14A above.

 15. TTMA shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if TTMA does not directly provide your defense, from and against any and all civil claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act. This Paragraph 14 shall not apply in any actions in which your interests are adverse to that of the Company.

 16. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

 17. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6, 7 and 8 of the Employment Contract and that a breach may cause irreparable injury to TTMA which could not be compensated by money damages. Accordingly, TTMA will be entitled to enforce this Employment Contract by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

Mr. Rodolfo E. Prieto
Page 5
October 25, 1995


 18. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties. This Agreement supersedes all other agreements between the parties.


  19. If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof. If any of the provisions hereof which impose restrictions on you are, with respect to such restrictions, determined by a final judgment of any court of competent jurisdiction to be unenforceable or invalid because of the geographic scope or time duration of such restrictions, such provisions shall be deemed retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. However, no such retroactive modification shall affect any of Employer's rights hereunder arising out of the breach of any such restrictive provisions, including without limitation, TTMA's rights to terminate this Agreement.

If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.

Very truly yours,

TRUMP TAJ MAHAL ASSOCIATES                   Agreed and Consented to:


/s/ Nicholas L. Ribis                        /s/ Rodolfo E. Prieto
_____________________________                ________________________________
NICHOLAS L. RIBIS                            RODOLFO E. PRIETO
Chief Executive Officer
                                             Date: 11/2/95
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